[LMS LOGO OMITTED]
LMS MEDICAL SYSTEMS INC.

For Immediate Release

      LMS SHOULDER DYSTOCIA STUDY RESULTS REPORTED IN THE AMERICAN JOURNAL
                          OF OBSTETRICS AND GYNECOLOGY

MONTREAL, QUEBEC, AUGUST 2, 2006 - LMS MEDICAL SYSTEMS (TSX: LMZ, AMEX: LMZ), a
healthcare technology company and developer of the CALM(TM) clinical information system and risk management software tools for obstetrics, today announced the results of a study published in the American Journal of Obstetrics and
Gynecology, a leading obstetrical peer review journal. The study describes a statistical model for predicting shoulder dystocia that identified over 50% of cases with brachial plexus injuries along with an acceptable low false positive rate of 2.7%. The results demonstrated that Shoulder Dystocia can often be predictable and preventable when using the LMS CALM Shoulder Screen risk management software.

Shoulder Dystocia occurs when the baby's shoulder gets stuck behind the pubic bone during the delivery. Generally viewed in the medical community as mostly unpredictable and unpreventable, Shoulder Dystocia is one of the most feared conditions that can occur during labor and delivery. Potential injuries frequently lead to litigation and include brachial plexus impairment, brain damage and sometimes death. Resulting payouts can range from one half to several million dollars.

Dr. Emily Hamilton, MD, FRCS(C), Vice-President, Medical Research at LMS
co-authored the paper with Alina Dyachenko, MsC of St. Mary's Medical Center in
Montreal; Antonio Ciampi, Ph.D., of the Department of Epidemiology,
Biostatistics and Occupational Health at McGill University in Montreal; Jenifer
Fahey, CNM, and Hugh Mighty, MD, of the Department of Obstetrics and Gynecology,
University of Maryland School of Medicine in Baltimore; and Lawrence
Oppenheimer, MD, of the Ottawa Hospital, University of Ottawa, Ottawa, Ontario.

"We understand the importance of this research to be paramount to the safety of mother and baby, said Dr. Emily Hamilton, Vice-President, Research of LMS. "It
offers a solution to an old problem that for decades has harmed families and been very costly to all stakeholders."

The study is the result of seven years of research and the first of several papers expected to receive peer-review in the area of Shoulder Dystocia prediction. Translating this research into a commercial product for use by obstetricians, LMS Medical Systems has recently introduced the CALM Shoulder
ScreenTM. Shoulder Screen, which is the subject of multiple patent filings, is a web-based risk management tool that enables clinicians to assess if their patients are at risk for Shoulder Dystocia prior to the onset of labor.

 The American Journal of Obstetrics and Gynecology (www.ajog.org) presents coverage of the entire spectrum of the field, from the newest diagnostic procedures to leading-edge research. The Journal provides comprehensive coverage of the specialty, including maternal-fetal medicine, reproductive endocrinology/infertility, and gynecologic oncology. It also publishes the annual meeting papers of several of its more than 30 sponsoring societies, including the Society for Maternal-Fetal Medicine and the Society of Gynecologic
Surgeons. The American Journal of Obstetrics and Gynecology has the highest ranking for citation frequency of any ob/gyn journal and ranks in the top 1.7%
of the 5,684 journals listed in the most recent Science Citation Index.

ABOUT LMS:
LMS is a leader in the application of advanced mathematical modeling and neural networks for medical use. The LMS CALM(TM) Decision Support Suite provides physicians, nursing staff, risk managers and hospital administrators with clinical information systems and decision support tools designed to improve outcomes and patient care for mothers and their infants during labor and delivery.

                     FOR FURTHER INFORMATION PLEASE CONTACT:

ANDREA MILLER, COMMUNICATIONS               DAVID GORDON / GRANT HOWARD
LMS MEDICAL SYSTEMS INC.                    THE HOWARD GROUP INC.
Tel: (514) 488-3461 Ext. 222                Toll Free: 1-888-221-0915
Fax: (514) 488-1880
E-mail      investor@lmsmedical.com         Info@howardgroupinc.com
Website:    www.lmsmedical.com              www.howardgroupinc.com